EXHIBIT 10.69
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
FOR
BRAXTON CARTER
This Amended and Restated Employment Agreement (this “Agreement”), is entered into by and between J. Braxton Carter (hereinafter, “you”) and T-Mobile US, Inc. (the “Company”), effective as of December 20, 2017 (the “Effective Date”), and confirms our understanding and agreement about your role and certain compensation opportunities with the Company following the Effective Date. This Agreement amends and restates in its entirety that certain offer of employment letter between you and the Company, dated as of January 25, 2013 (the “Prior Agreement”).

Term:
Subject to the provisions for earlier termination set forth below, the term of this Agreement will commence on the Effective Date and continue until March 1, 2019 (the “Initial Term”), unless the term of this Agreement is mutually extended in writing by the parties hereto or the parties mutually agree in writing to extend the term of your employment on different terms and conditions (any such extension term, an “Extension Term” and, collectively with the Initial Term, the “Term”).  Your employment remains “at will,” meaning that it may be terminated by you or the Company, for any reason or for no reason whatsoever, with or without notice and with or without cause. The at-will nature of your employment relationship cannot be changed other than by a written agreement signed by you and a duly authorized Company officer. Notwithstanding the forgoing, you shall be eligible to receive the benefits described under “Severance” below upon qualifying terminations of your employment, as further described below.

Position; Principal Employment Responsibilities and Duties:
During the Term, you will serve as the Executive Vice President and Chief Financial Officer of the Company, and shall have such duties and responsibilities as are commensurate with your position, provided, that the Company may, in its discretion, appoint a successor Chief Financial Officer during the Term for purposes of transitioning your role. If such successor commences employment with the Company as Chief Financial Officer during the Term, you shall cease at such time to serve as Chief Financial Officer but shall continue to be an employee and serve as Executive Vice President of the Company through the end of the Term. You agree to reasonably cooperate with the Company to facilitate and implement an effective and orderly transition of your duties and responsibilities to any successor Chief Financial Officer of the Company from and after the date on which such successor Chief Financial Officer is appointed at such time(s) as may be reasonably requested by the Board, the Company and/or the Company’s Chief Executive Officer (collectively, the “Transition Duties”). During the Term, you will devote your full professional time, attention and energies to the business of the Company; provided, that, with the prior approval of the Company’s Chief Executive Officer, which approval shall not be unreasonably withheld, conditioned or delayed and shall be given in a manner consistent with past practices for other Company Section 16 officers, and as long as doing so does not interfere with your full-time services to the Company, you may serve as a director or in other similar capacities for other entities that do not compete, directly or indirectly, with the Company or its affiliates.

Location:	You will perform the services required by this Agreement at the Company’s headquarters located at 12920 SE 38th St., Bellevue, WA 98006.
Salary:
Your position with the Company will continue to be an exempt salaried position. During the Term, you will receive an annual base salary (“Base Salary”) equal to eight hundred fifty thousand dollars ($850,000) per year (pro-rated for any partial year), payable in accordance with the Company’s standard payroll practices (but no less often than monthly). The Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (together with the Section 16 Subcommittee thereof, the “Committee”) shall review your then-effective Base Salary at such time(s) as annual base salary reviews are conducted for similarly-situated executives of the Company and may increase, but not decrease, your then-effective Base Salary in its discretion (provided that (a) to the extent that increases are made during the Initial Term to the base salaries of the Company’s Section 16 officers generally, you will receive an increase in your then-effective Base Salary effective as of the same general time(s) as such base salary increases are made with respect to the Company’s Section 16 officers generally, and (b) any such increase in your then-effective Base Salary shall be no less favorable than the average percentage increases made to the then-effective base salaries of other Company Section 16 officers at such time(s)).

Special Awards:
You will receive a one-time special cash bonus in an amount equal to two million five hundred thousand dollars ($2,500,000) (the “Special Cash Bonus”), payable in a single lump-sum amount on or within fifteen (15) days after March 1, 2019, subject to and conditioned upon your continued employment with the Company through March 1, 2019 (except as otherwise set forth below under “Severance”).
In addition to the Special Cash Bonus, on or within thirty (30) days following the Effective Date, the Company shall grant to you, under the Company’s 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”), a one-time award of time-based restricted stock units (“RSUs”) with respect to a number of shares of Company common stock determined by dividing (i) two million five hundred thousand dollars ($2,500,000) by (ii) the average closing price of the Company’s common stock over the thirty (30) calendar-day period ending five (5) business days prior to the grant date, rounded up to the nearest whole RSU (such RSUs, the “Special Equity Award”). The Special Equity Award will vest in full on March 1, 2019, subject to and conditioned upon your continued employment with the Company through such date (except as otherwise set forth below under “Severance”). The Special Equity Award will be subject to the terms and conditions of the Plan and an award agreement, which shall evidence the grant of the Special Equity Award. Such award agreement shall be in a form prescribed by the Company and consistent in all material respects with award agreements pursuant to which the Company grants time-based RSUs to Section 16 officers generally at the time your Special Equity Award is granted.

Short-Term Incentive:
For each calendar year commencing during the Term, commencing with 2018, you will be granted an annual short-term incentive award (the “STI Award”) targeted at one hundred fifty percent (150%) of your eligible base earnings during the applicable calendar year (determined in the same manner as eligible base earnings are determined for similarly-situated executives of the Company for such year). The Committee shall determine your target STI Award at such time(s) as it determines target short-term incentive awards for similarly-situated executives of the Company and may increase, but not decrease, your then-effective target STI Award in its discretion (provided that (a) to the extent that increases are made during the Initial Term to the target short-term incentive awards of the Company’s Section 16 officers generally, you will receive an increase in your then-effective target STI Award effective as of the same general time(s) as such target short-term incentive award increases are made with respect to the Company’s Section 16 officers generally, and (b) any such increase in your then-effective target STI Award shall be no less favorable than the average percentage increases made to the then-effective target short-term incentive awards of other Company Section 16 officers at such time(s)). Your STI Award will be earned based on the achievement of Company performance goals, as determined by the Committee in its discretion. Payment of any earned STI Award shall be made after the Committee determines performance results for the applicable calendar year, and at the same time as annual short-term incentive awards are paid to other similarly-situated executives of the Company generally (but in no event later than March 15th of the calendar year following the calendar year to which such STI Award relates). Except as expressly provided under “Severance” below, you must remain continuously employed with the Company through the end of the calendar year with respect to which such STI Award is made. Each STI Award shall be subject to the terms and conditions of the Plan and an award agreement which shall evidence the grant of the STI Award. Each such award agreement shall be in a form prescribed by the Company and consistent in all material respects with award agreements pursuant to which the Company grants short-term incentive awards to Section 16 officers generally at the time the applicable STI Award is granted.

Long-Term Incentives:
For each calendar year commencing during the Term, commencing with 2018, you will be granted one or more long-term incentive or other equity award(s) (each, an “LTI Award”) under the Plan on such terms as the Committee may determine (provided that such terms are materially consistent with the terms of long-term incentive awards granted to the Company’s similarly-situated executives generally at such time) and at such time(s) as long-term awards are granted for such calendar year to the Company’s similarly-situated executives generally. The annual, aggregate grant-date target value of your LTI Award(s) (the “LTI Target Value”) shall be no less than two hundred fifty percent (250%) of your total cash compensation (i.e., your Base Salary plus target STI Award) as in effect at the time of grant. The Committee shall determine your LTI Target Value at such time(s) as it determines target long-term awards for similarly-situated executives of the Company, and may increase, but not decrease, your then-effective LTI Target Value in its discretion (provided that (a) to the extent that increases are made during the Initial Term to target long-term incentive awards of the Company’s Section 16 officers generally, you will receive an increase in your then-effective LTI Target Value effective as of the same general time(s) as such target long-term incentive award increases are made with respect to the Company’s Section 16 officers generally, and (b) any such increase in your then-effective LTI Target Value shall be no less favorable than the average percentage increases made to the then-effective target long-term incentive awards of other Company Section 16 officers at such time(s)). Each LTI Award will be subject to the terms and conditions of the Plan and an award agreement, which shall evidence the grant of the LTI Award. Each such award agreement shall be in a form prescribed by the Company and consistent in all material respects with award agreements pursuant to which the Company grants long-term incentive awards to Section 16 officers generally at the time the applicable LTI Award is granted.
Benefits:
During the Term, you may participate in the employee benefit plans maintained by the Company from time to time for the benefit of its similarly-situated executives, to the same extent and on the same terms as apply to the Company’s similarly-situated executives generally. You will be provided vacation and paid-time-off pursuant to the Company’s policies for similarly-situated executives.

Termination:
Subject to the Company’s obligations under “Severance” below, the Company may terminate your employment at any time, for Cause (as defined on Attachment A) or without Cause, and you may resign your employment for Good Reason (as defined on Attachment A) or without Good Reason. In addition, the Company may terminate your employment at any time if you have become Disabled (as defined on Attachment A). Your employment with the Company will automatically terminate upon your death. The date that your employment terminates, for any reason whatsoever, is referred to herein as the “Termination Date.”

Accrued Obligations:
Upon your termination of employment with the Company for any reason (including due to your death or you becoming Disabled), you will be entitled to receive, within thirty (30) days following the Termination Date (or such earlier date as may be required by applicable law): (i) your accrued, unpaid Base Salary through the Termination Date; (ii) your accrued, unused paid-time-off through the Termination Date; and (iii) reimbursement of all business expenses incurred by you prior to the Termination Date. For the avoidance of doubt, if your employment is terminated by the Company for Cause or by you without Good Reason, you shall not be entitled to receive any payments and benefits other than those set forth in the preceding sentence.

Severance:
If your employment is terminated by the Company without Cause (and other than due to your death or you becoming Disabled) or by you for Good Reason, in either case, during the Term, subject to the satisfaction of the requirements described in the paragraph immediately following subsection (g) below, you will receive the following payments and benefits from the Company:
(a) An amount equal to two (2) times the sum of (i) your then-current Base Salary plus (ii) your then-current target STI Award, payable in a single lump-sum amount within seventy-four (74) days following the Termination Date;
(b) A pro-rata STI Award for the calendar year in which the Termination Date occurs, based on the number of days in such calendar year through the Termination Date divided by 365 (or 366, as applicable) and based on actual performance results for such calendar year, payable no later than March 15th of the calendar year following the calendar year in which your employment terminates;
(c) If not previously paid, a pro-rata portion of your Special Cash Bonus, determined by multiplying the full amount of your Special Cash Bonus by a fraction, the numerator of which is the number of days elapsed between the Effective Date and the Termination Date and the denominator of which is the total number of days between the Effective Date and March 1, 2019, payable in a single lump-sum amount within seventy-four (74) days following the Termination Date;
(d) If such termination occurs prior to March 1, 2019, your Special Equity Award will vest in full on the Termination Date;
(e) For any outstanding LTI Award that is not subject to any performance vesting condition as of the Termination Date (each, a “Time-Based Award”), upon your termination, you will vest in that number of shares or units (as applicable) subject to such Time-Based Award that would otherwise vest on the next scheduled vesting date to occur following such termination. Any portion of a Time-Based Award that is unvested as of the Termination Date (after taking into account the accelerated vesting in the preceding sentence) shall be immediately canceled as of the Termination Date;
(f) For any outstanding LTI Award that is subject to any performance vesting condition as of the Termination Date (each, a “Performance Award”), such Performance Award will remain outstanding through the conclusion of the applicable performance period and, subject to and conditioned upon the satisfaction of the applicable performance conditions, will vest based on the level of achievement of such performance conditions during the performance period, and the actual number of shares or units (as applicable) subject to such Performance Award that will become earned and vested upon or following the conclusion of the performance period (an “Earned Award”) shall be equal to the product of (i) the total number of shares or units (as applicable) subject to the award that would, absent your termination, otherwise become earned and vested based on the level of achievement of the applicable performance conditions during such performance period and (ii) a fraction, the numerator of which is the number of days from the applicable grant date to the Termination Date and the denominator of which is the number of days from the grant date to the end of the performance period. Any Earned Award (or portion thereof) shall be payable following the performance period at the same time as such Performance Award would otherwise be payable to you under the applicable award agreement had your employment not terminated. Any portion of a Performance Award that does not become an Earned Award shall be immediately canceled as of the end of the applicable performance period; and
(g) During the period commencing on the Termination Date and ending on the earlier of the end of the twelfth (12th) full calendar month following the Termination Date or the date on which you become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company will continue to provide to you and your dependents coverage under its group medical and dental plans at the same levels in effect on the Termination Date and at the same proportional cost to you as if you had remained an employee of the Company throughout the COBRA Period; provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to you in substantially equal, then-currently-taxable monthly installments over the COBRA Period (or remaining portion thereof). In the event the Company-subsidized portion of the coverage cost paid on your or your dependents’ behalf during the COBRA Period, as described above, would cause you to be taxable on reimbursements under the applicable plans by reason of the application of Section 105(h) of the Code (and the Company is not paying such amounts to you in then-currently taxable monthly installments as contemplated by the preceding sentence), such Company-subsidized portion of the coverage cost will to be imputed as taxable income to you.
As a condition to your receipt of any severance payments and benefits described above, you must execute and deliver to the Company a release of all claims in a form determined solely by the Company, and such release must become fully effective (including, without limitation, the expiration of any revocation period), by no later than the latest payment date for the severance provided in subsection (a) above and, if the aggregate period during which you are entitled to consider and/or revoke the release spans two calendar years, no payments under this paragraph will be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the effectiveness of the release).
For the avoidance of doubt, in the event that the Company has instituted or institutes any other severance program in which you are eligible to participate, you will first receive the amounts provided for hereunder, and any amounts that you are eligible to receive under any such program(s) will be offset by all amounts paid hereunder (but not reduced below zero). For example, and without limiting the foregoing, if you are eligible for a payment or benefit following a Change in Control (as defined in the Plan, or any successor plan) under the Executive Continuity Bonus Plan, such payment or benefit under the Executive Continuity Plan would be offset on a dollar-for-dollar basis by the severance payments and benefits described herein.

Death or Disability:
In the event that your employment terminates due to your death or because you become Disabled, you (or your estate or beneficiaries, as applicable) will receive the following payments and benefits from the Company:
(a) Any STI Award for the last completed calendar year preceding the Termination Date that is unpaid as of the Termination Date, payable no later than March 15th of the year in which the Termination Date occurs;
(b) A pro-rata STI Award for the calendar year in which the Termination Date occurs, based on the number of days in such calendar year through and including the Termination Date divided by 365 (or 366, as applicable) and at the greater of target or actual performance results for such calendar year, payable no later than March 15th of the calendar year following the calendar year in which your employment terminates;

(c) If not previously paid, a pro-rata portion of your Special Cash Bonus, determined by multiplying the full amount of your Special Cash Bonus by a fraction, the numerator of which is the number of days elapsed between the Effective Date and the Termination Date and the denominator of which is the total number of days between the Effective Date and March 1, 2019, payable in a single lump-sum amount within seventy-four (74) days following the Termination Date; and
(d) For any outstanding LTI Award granted under the Plan, vesting shall be determined under and in accordance with the terms of the Plan and applicable award agreement, which terms shall be no less favorable than those applicable to all other similarly-situated employees of the Company.

Indemnity:
You will be covered by the Company’s indemnification provisions generally applicable to the Company’s executive officers, on the same basis as for other Company executive officers. Without limiting the foregoing, you acknowledge and agree that, on October 11, 2017, you and the Company entered into an Indemnification and Advancement Agreement (the “Indemnification Agreement”) which remains in full force and effect.

Restrictive Covenant and Confidentiality Agreement:
You and the Company acknowledge and agree that you and the Company previously entered into a Restrictive Covenant and Confidentiality Agreement (the “Restrictive Covenant Agreement”) and that you and the Company remain bound by, and will comply with, the terms and conditions of the Restrictive Covenant Agreement. Notwithstanding any other provision of the Restrictive Covenant Agreement to the contrary, you understand that (i) nothing contained in the Restrictive Covenant Agreement will prohibit you from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing in the Restrictive Covenant Agreement is intended to or will prevent you from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Legal Fees:
The Company shall promptly reimburse your legal fees, not to exceed $25,000 in the aggregate, incurred for legal services performed during 2017 (i) in connection with the drafting and negotiation of this Agreement and the related term sheet or (ii) in connection with your previously-contemplated retirement from the Company, in any case, upon the receipt from you of reasonable documentation of such fees (it being understood that the Company shall not require the delivery of documentation or information the delivery of which could constitute a waiver of the attorney-client privilege between you and your attorney(s)).
Section 409A:
The payments and benefits described in this Agreement are intended to comply with or be exempt from Section 409A of the Code (“Section 409A”). See Attachment B, which is hereby incorporated into this Agreement, for more details.

Section 280G:
You acknowledge and agree that the payments and benefits described in this Agreement (in addition to any other payments and benefits payable to you by the Company or any affiliate thereof) may be subject to reduction as set forth on Attachment C, which is hereby incorporated into this Agreement.

Withholding:
All compensation and other benefits to or on behalf of you pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by you or required by applicable law, rule or regulation or Company policy.

Successors:
This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

Dispute Resolution:
The exclusive venue for claims arising out of, or relating to, this Agreement, your employment with the Company and/or the termination of your employment with the Company shall be the state and federal courts of King County, Washington.

Entire Agreement; Miscellaneous:
This Agreement, along with the Indemnification Agreement, the Restrictive Covenant Agreement and your short-term incentive and long-term incentive award agreements, embody the entire agreement and understanding between the parties with respect to the subject matters hereof (including but not limited to your compensation and severance terms) and supersede all prior oral and written agreements and understandings between the Company and you with respect to the subject matters hereof, including the Prior Agreement. This Agreement can only be modified in a fully executed written agreement between you and a duly authorized Company officer. This Agreement may be executed by facsimile and in counterparts which, taken together, shall constitute one original. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission of a “.pdf” transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or email of a “.pdf” shall be deemed to be their original signatures for any purpose whatsoever. Subject to the last paragraph under “Severance” above, to the extent the provisions of this Agreement are inconsistent with the terms of any underlying compensation plan, program or policy of the Company, including without limitation any annual performance bonus plan or the Plan, the terms of this Agreement shall control. Notwithstanding the foregoing or anything herein to the contrary, to the extent that the Plan or any short-term incentive or long-term-incentive award agreement provides for more favorable treatment to you of your STI Award(s) and/or LTI Award(s) than the terms of this Agreement, the terms of the Plan or award agreement (as applicable) shall control. For the avoidance of doubt, this Agreement is not intended to deprive you of any right, entitlement or protection (e.g., indemnification and insurance), in any case, that is not inconsistent with this Agreement and that you may have under any other agreement, plan, or policy of the Company applicable to you that may provide more favorable treatment to you than this Agreement, nor is it intended to and shall not exclude you from eligibility to receive any employee benefits, including any employee benefits that provide for more favorable treatment to you than this Agreement (provided that such benefits would not result in you receiving a duplication of severance or any other benefits) that may in the future be broadly provided to similarly-situated executives. Similarly, for the avoidance of doubt, this Agreement is not intended to relieve you of obligations to the Company or requirements of the Company set forth in any other written agreement, plan, or policy of the Company applicable to you (including, without limitation, the Company’s Executive Incentive Compensation Recoupment Policy as adopted October 30, 2014, as amended from time to time), unless such obligations or requirements are expressly contrary to a commitment in this Agreement. This Agreement shall be exclusively governed by and interpreted under the laws of the State of Washington.

Please confirm your acceptance of, and agreement to, the terms and conditions of this Agreement by signing and dating this Agreement in the space indicated below.

Sincerely,

T-MOBILE US, INC.

		By:	/s/ Elizabeth McAuliffe_
Elizabeth McAuliffe
EVP, Human Resources

AGREED AND ACCEPTED:

/s/ J. Braxton Carter	December 20, 2017
J. Braxton Carter

ATTACHMENT A

1.
“Cause” shall be defined as any one of the following: (i) your gross neglect or willful material breach of your principal employment responsibilities or duties or of the Company’s applicable codes of conduct and policies, (ii) a final judicial adjudication that you are guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material, adverse effect on the Company), (iii) your breach of the Restrictive Covenant Agreement or any non-competition or confidentiality covenant between you and the Company, (iv) fraudulent conduct in the course of your employment with the Company as determined by a court of competent jurisdiction, or (v) your material breach of any other obligation which continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its affiliates and which is demonstrably injurious to the Company or an affiliate thereof. For the purposes of clause (v) above, the term obligation refers to Company policies and directives and is not intended to refer to performance expectations such as goals set forth in bonus plans or performance evaluations.

2.
For purposes of this Agreement, you shall be deemed to be “Disabled” on the earlier of: (1) the date on which it is medically determined by the Company in the exercise of its reasonable discretion (following review by its third party medical and other advisors as determined appropriate by the Company in its discretion) that you are not capable of performing the services contemplated by this Agreement and are not expected to be able to perform such services for an indefinite period or for a period in excess of one hundred twenty (120) days; or (2) if you fail because of illness or other incapacity, to render the services contemplated by this Agreement for a period of one hundred twenty (120) consecutive days or any series of shorter periods aggregating to one hundred fifty (150) days in any consecutive period of twelve (12) months, unless in either case under clauses (1) or (2) above, with reasonable accommodation you could continue to perform your duties under this Agreement and making these accommodations would not pose an undue burden on the Company as determined by the Board in the exercise of its reasonable discretion.

3.
“Good Reason” shall mean the occurrence of any of the following without your consent, provided that (a) you notify the Company within not more than ninety (90) days after its initial occurrence, (b) the Company does not cure such occurrence within thirty (30) days after receipt of such notice (or waives in writing such cure period) and (c) your employment with the Company terminates within sixty (60) days after the end of the Company’s cure period: (i) a material reduction of your duties, title, authority or responsibilities, relative to your current duties, title, authority or responsibilities; (ii) a reduction of more than five percent (5%) in your then-effective total target direct compensation (which consists of your then-effective Base Salary, STI Award and LTI Award); (iii) a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like-kind benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is materially reduced without substantially equivalent action occurring to all other eligible similarly-situated executives generally; (iv) a change in reporting relationship such that you would report to anyone other than the Chief Executive Officer of the Company or the Board; or (v) relocation of your place of work to a location more than fifty (50) miles from Company’s current headquarters. Notwithstanding the foregoing, in no event shall the appointment or hiring of a new Chief Financial Officer or the related change in your title contemplated by this Agreement or the requirement that you engage in any Transition Duties, in each case, in accordance with the terms of this Agreement, constitute Good Reason.

ATTACHMENT B
Section 409A. It is intended that the payments and benefits under this Agreement comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or satisfy the requirements for an exemption to Section 409A of the Code, in each case to the extent applicable to this Agreement and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered in a manner to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Agreement, and no payment shall be due to you under this Agreement that provides for payment in connection with your termination of employment, unless such termination constitutes your “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (a “Separation from Service”). Any payments that qualify for the “short-term deferral” exception from Section 409A of the Code as described in Treasury Regulation Section 1.409A-1(b)(4) will be paid under such exception. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Agreement will be treated as a separate payment. Notwithstanding anything to the contrary in this Agreement (whether under this Agreement or otherwise), to the extent delayed commencement of any portion of the payments to be made to you upon your Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service or (ii) your death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.

ATTACHMENT C
Section 280G Best Pay. In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise to you under this Agreement or otherwise constitutes a “parachute payment” under Section 280G of the Code, the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Committee and you, which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph. You and the Company shall cooperate in case of a potential Change in Control (as defined in the Plan, or any successor plan thereto) to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into them.